2nd Amended and Restated Appendix A

TO THE

OPERATING EXPENSES LIMITATION AGREEMENT

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date

Vivaldi Merger Arbitrage Fund
Class A	1.85%	02/01/2016
Class I	1.55%	10/01/2015

WV Concentrated Equities Fund
Class A	1.45%	04/28/2017
Class I	1.20%	04/28/2017

Amended and approved by the Board on April 27, 2017

Agreed and accepted this 27th day of April, 2017.

INVESTMENT MANAGERS SERIES TRUST II

By:	/s/ Rita Dam
Print Name:	Rita Dam
Title:	Treasurer

VIVALDI ASSET MANAGEMENT, LLC

By:	/s/ Chad Eisenberg
Print Name:	Chad Eisenberg
Title:	COO